Prospectus Supplement No. 4	Filed pursuant to Rule 424(b)(3)
(to Prospectus dated February 24, 2012)	File Numbers 333-164288, 333-173058, 333-175216

ORAMED PHARMACEUTICALS INC.

This Prospectus Supplement No. 4 supplements our Prospectus dated February 24, 2012 , as previously supplemented by that Prospectus Supplement No. 1 dated April 5, 2012, Prospectus Supplement No. 2 dated August 30, 2012 and Prospectus Supplement No. 3 dated October 12, 2012 (collectively, the "Prospectus").

This Prospectus Supplement No. 4 contains our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on November 5, 2012 and our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on November 9, 2012. This Prospectus Supplement No. 4 is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement No. 4 is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon the exercise of warrants or options.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, our Prospectus, dated February 24, 2012, filed with the Securities and Exchange Commission on February 28, 2012, as supplemented by Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3 and this Prospectus Supplement No. 4, is a combined prospectus and relates to shares registered under Registration Statement Nos. 333-164288, 333- 173058 and 333-175216.

Our common stock is quoted on the OTC Bulletin Board, or the OTCBB, under the symbol “ORMP.OB”.  On November 12, 2012, the last reported bid price per share of our common stock as quoted on the OTCBB was $0.30 per share.

See the “Risk Factors” section beginning on page 5 of the Prospectus for a discussion of certain risks that you should consider before investing in our securities.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is November 13, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2012
_____________________

ORAMED PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50298 (Commission File Number)	98-0376008 (IRS Employer Identification No.)

Hi-Tech Park 2/5 Givat Ram
PO Box 39098
Jerusalem, Israel 91390
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-566-0001

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 30, 2012, Oramed Pharmaceuticals Inc. (the "Company") and D.N.A Biomedical Solutions Ltd. ("D.N.A") entered into a Securities Purchase Agreement (the "Agreement"). Pursuant to the terms of the Agreement, the Company issued to D.N.A 2,390,057 shares of the Company's common stock, and D.N.A issued to the Company a warrant, exercisable for up to 21,637,611 Ordinary Shares of D.N.A, for no consideration.  The determination of the number of shares issued by the Company and issuable by D.N.A was based on the average closing market prices of such shares for the 30 day period prior to closing.  The warrant is fully vested and expires on October 29, 2022.  D.N.A. has filed an application for the approval of the Tel Aviv Stock Exchange Board of Directors to list the Ordinary Shares of D.N.A issuable upon exercise of the warrant.  The Company plans to exercise the warrant upon the receipt of such approval.

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2012, the Board of Directors of the Company (the "Board") extended the term of the outstanding warrant of Dr. Miriam Kidrorn, the Company's Chief Technology Officer and a director, for an additional 24 months.  The warrant is fully vested and is exercisable until August 6, 2014, for 3,361,630 shares of common stock of the Company, at an exercise price of $0.001 per share.

On August 8, 2012, the Board resolved to cancel the Company's 2006 Stock Option Plan (the "2006 Plan") and to not issue any securities pursuant to the 2006 Plan.  In addition the Board resolved to reallocate the pool of 3,000,000 shares of the Company's common stock that was then reserved for issuance under the 2006 Plan and transfer such shares to the Company's 2008 Stock Incentive Plan.  At the time of the decision of the Board, no options were outstanding under the 2006 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.

Dated: November 5, 2012	By:	/s/ Nadav Kidron
Nadav Kidron
President, CEO and Director

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012
_____________________

ORAMED PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50298 (Commission File Number)	98-0376008 (IRS Employer Identification No.)

Hi-Tech Park 2/5 Givat Ram
PO Box 39098
Jerusalem, Israel 91390
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-566-0001
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 2, 2012, Oramed Pharmaceuticals Inc. (the “Company) entered into several Securities Purchase Agreements with a number of investors, pursuant to which the Company sold on such date an aggregate of 1,444,373 units at a purchase price of $0.37 per unit for total consideration of $534,418.  Out of said amount, $50,000 was invested by Leonard Sank, a director of the Company.  Each unit consists of one share of common stock and a five-year warrant to purchase 0.50 of a share of common stock at an exercise price of $0.50 per share.  The investors were granted customary registration rights with respect to resales of shares, including the shares underlying the warrants.

On November 5, 2012, the Company entered into a Securities Purchase Agreement with Regals Fund LP ("Regals"), a holder of approximately 11% of the Company’s outstanding common stock (following completion of the aforementioned private placement but not including outstanding warrants), pursuant to which the Company agreed to sell to Regals an aggregate of 405,405 units at a purchase price of $0.37 per unit for aggregate consideration of approximately $150,000. Each unit consists of one share of common stock and a five-year warrant to purchase 0.50 of a share of common stock at an exercise price of $0.50 per share. Regals was granted customary registration rights with respect to resales of shares, including the shares underlying the warrants.  In addition, Regals was granted the right to maintain its percentage of the shares of the Company’s common stock outstanding by purchasing more shares whenever the Company proposes to issue certain additional shares to other investors.  Such right only exists so long as Regals holds at least 5% of the Company's outstanding common stock.  In addition, Regal's warrants also contain certain anti-dilution and cashless exercise provisions.

In addition, as a result of the recent private placements, and pursuant to the adjustment terms of the warrant held by Regals which it acquired in the private placement disclosed in the Company’s Form 10-Q for the quarterly period ended February 28, 2011 filed by the Company on April 12, 2011, such prior warrant held by Regals was amended (the “Amended Warrant”) to: (i) reduce the exercise price from $0.50 to $0.37, (ii) increase the number of shares issuable upon the exercise of the warrant from 2,187,500 to 2,956,081, and (iii) delete the limitation which restricted Regal's ability from receiving more than 9.9% of the Company's outstanding shares.  Regals is also entitled to the following additional amendment of such warrant as a result of the Company’s recent transaction with D.N.A Biomedical Solutions Ltd., as previously reported in Item 1.01 of the Current Report on Form 8-K filed by the Company on November 5, 2012 (the “November 5 8-K”): (i) to reduce the exercise price from $0.37 to $0.3138 and (ii) to increase the number of shares issuable upon the exercise of the warrant from 2,956,081 to 3,485,500.

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES.

See Item 3.02 of the Current Report on Form 8-K filed by the Company on September 27, 2012, which is incorporated herein by reference (the “September 27 8-K”).  Since the issuances of securities reported in Item 3.02 of the September 27 8-K, on November 2, 2012 the Company sold 1,444,373 additional units for aggregate additional consideration of $534,418.  The Company plans to issue 13,514 shares of common stock and a five-year warrant to purchase 6,757 shares of common stock at an exercise price of $0.50 per share as finder's fees in connection with the private placement reported in this Current Report on Form 8-K.

On November 5, 2012, the Company consummated the issuance of 405,405 of the units described in Item 1.01 above, which description is incorporated herein by reference, for aggregate consideration of approximately $150,000.  See also the discussion of the Amended Warrant in Item 1.01 of this Current Report on Form 8-K which is incorporated herein by reference.

In addition, as previously reported in the November 5 8-K, which is incorporated herein by reference, the Company issued to D.N.A Biomedical Solutions Ltd. 2,390,057 shares of the Company's common stock on October 30, 2012.

These aforementioned sales of the securities discussed in this Item 3.02 were not registered under the Securities Act of 1933, as amended (the "Securities Act"), because they either constituted an "offshore transaction" under Regulation S thereunder or a private placement to “accredited investors” as defined in Rule 501(a) of Regulation D and exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.

Dated: November 8, 2012	By:	/s/ Nadav Kidron
Nadav Kidron
President, CEO and a Director